UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)	November 18, 2008

USA VIDEO INTERACTIVE CORP.
(Exact name of registrant as specified in its chapter)
WYOMING	0-29651	06-15763-91
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
8 West Main Street, Niantic, Connecticut	06352
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(860) 739-8030

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
( ) Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01

Other Events.

The Registrant and www.DigitalMediaStocks.com, an investor and industry portal for the digital media sector within Investorideas.com, released a corporate update in a Podcast format with Patrick Gregston, Head of Business Development with the Registrant.  Mr. Gregston reports that the digital media sector is still considered a growing and booming sector in spite of the overall economic concerns.

Mr. Gregston updates listeners on previously announced news that Twentieth Century Fox Home Entertainment implemented MediaEscort(TM), to protect the Studio's filmed entertainment content, and where the company is at today in terms of adjusting and fine tuning the application for them.

Mr. Gregston also comments on new prospects and opportunities in the pipeline both internally from Fox/ News Corp and externally from within the industry.

To Listen to Podcast/Audio Interview: http://s3.amazonaws.com/static.investorideas.com/podcasts/2008/110308a.mp3

A copy of the News Release dated November 18, 2008 is furnished as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

Exhibit 99.1

News Release dated November 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA VIDEO INTERACTIVE CORP.

Date :  November 18, 2008

By :

/s/  Anton J. Drescher

Anton J. Drescher,

Corporate Secretary

Exhibit 99.1

Corporate Update for USA Video Interactive Corp. (OTCBB: USVO) (CDNX: US.V); Updates Twentieth Century Fox Implementation of Watermarking Content Protection Technology MediaEscort, and New Business in Pipeline

“Digital Media Sector is Still Considered a Growing Market in Spite of Overall Market Concern”

POINT ROBERTS, WA and DELTA, BC – November 18,2008 - USA Video Interactive Corp (OTCBB: USVO) (TSX.V: US.V) and www.DigitalMediaStocks.com, an investor and industry portal for the digital media sector within Investorideas.com, release a corporate update in a Podcast format with Patrick Gregston, Head of Business Development at USA Video Interactive Corp. Mr. Gregston reports that the digital media sector is still considered a growing and booming sector in spite of the overall economic concerns.

USA Video designs and markets technology for delivery of digital media and developed its MediaEscort(TM), MediaSentinel(TM) and SmartMark(TM) digital watermarking products and technology for producers and distributors to invisibly protect their content.

Mr. Gregston updates listeners on previously announced news that Twentieth Century Fox Home Entertainment implemented MediaEscort(TM), to protect the Studio's filmed entertainment content, and where the company is at today in terms of adjusting and  fine tuning the application for them.

Mr. Gregston also comments on new prospects and opportunities in the pipeline both internally from Fox/ News Corp and externally from within the industry. “We have a pretty clear indication from the industry leaders that they would like to watermark everything. The watermarking security will enable them to engage the digital marketplace in a different way. They can successfully enforce their copyright, as opposed to being focused on how to prevent it.”

Mr. Gregston notes that based on their recent research for their business plan, the industry data is very supportive of their technology and sector moving forward.

To Listen to Podcast/Audio Interview: http://s3.amazonaws.com/static.investorideas.com/podcasts/2008/110308a.mp3

Digital Media Showcase Company:

USA Video Interactive Corp. ("USVO") designs and markets technology for delivery of digital media. USVO developed its MediaEscort(TM), MediaSentinel(TM) and SmartMark(TM) digital watermarking products and technology to provide a robust means for producers and distributors to invisibly protect their content. USA Video Technology Corp., a wholly owned subsidiary of USVO, holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, Italy, and Japan. Visit www.usvo.com or the company showcase on Investoideas.com at:

http://www.investorideas.com/CO/USVO/Default.asp

About InvestorIdeas.com:

InvestorIdeas.com is a leading global investor and industry research resource portal specialized in sector investing covering over thirty industry sectors and global markets including China, India, the Middle East and Australia.

The site also features a growing directory of Digital Media Stocks for independent investor research at: www.digitalmediastocks.com/DMS/Stock_List.asp

InvestorIdeas.com Disclaimer: www.InvestorIdeas.com/About/Disclaimer.asp - Our sites do not make recommendations, but offer information portals to research news, articles, stock lists and recent research. Nothing on our sites should be construed as an offer or solicitation to buy or sell products or securities. We attempt to research thoroughly, but we offer no guarantees as to the accuracy of information presented. All Information relating to featured companies is sourced from public documents and/or the company and is not the opinion of our web sites. This site is currently compensated by featured companies, news submissions and online advertising. Disclosure: USA Video Interactive Corp., (OTCBB: USVO; TSX: US.V) $4000 per month and 200,000 options (renewal as of April3, 2008)

For more information contact:

Dawn Van Zant: 800.665.0411

Email: dvanzant@investorideas.com

Source:  USA Video Interactive Corp, Investorideas.com, DigitalMediaStocks.com,